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FOR IMMEDIATE RELEASE                             CONTACT:   WILLIAM BARRETT
                                                             President & CEO
                                                             (920) 725-7000


                   NEENAH FOUNDRY COMPANY ANNOUNCES SUBSEQUENT
                 OFFERING PERIOD FOR ITS 13% SUBORDINATED NOTES

         Neenah, Wisconsin. July 24, 2006 -- Neenah Foundry Company announced today that it will commence, on July 25, 2006, a subsequent offering period in connection with Neenah Foundry's change of control offer to purchase its 13% Senior Subordinated Notes due 2013 (the "13% Subordinated Notes" or the "Notes"). The subsequent offering period will expire at 5:00 p.m., New York City time, on August 28, 2006, unless extended. Approximately three days after the expiration of the subsequent offering period, Neenah Foundry will cause its designee, Tontine Capital Partners, L.P. or its affiliates ("Tontine"), to purchase all 13% Subordinated Notes that are validly tendered and not properly withdrawn during the subsequent offering period. There will be no subsequent offering period for the change of control offer with respect to the 11% Senior Secured Notes due 2010, which will expire at 5:00 p.m., New York City time, on July 24, 2006, as scheduled.

         The original offer to purchase the 13% Subordinated Notes was commenced by Neenah Foundry on June 22, 2006, because a change of control, as defined in the indenture under which the 13% Subordinated Notes were issued, occurred on May 25, 2006, when Tontine acquired control of Neenah Foundry Company's indirect parent, ACP Holding Company. The original offer expires at 5:00 p.m., New York City time, on July 24, 2006, after which Tontine, as Neenah Foundry's designee, will purchase all 13% Subordinated Notes that have been validly tendered and not withdrawn. As of 1:00 p.m., New York City time, on July 24, 2006, $43.3 million of 13% Subordinated Notes had been tendered and not withdrawn.

         Following the commencement of the original offer to purchase the 13% Subordinated Notes, some concerns were raised regarding whether the timing of the original offer complied with the timing requirements of the indenture under which the 13% Subordinated Notes were issued. Although Neenah Foundry believes that the timing of the original offer was proper under the circumstances, in response to these concerns, Neenah Foundry has determined to provide the subsequent offering period to avoid doubt regarding performance of its obligations under the indenture. Accordingly, Notes validly tendered during the original offering period and not withdrawn will be purchased on July 27, 2006 at $1,019.75 per $1,000 of principal amount, which includes accrued interest, in accordance with the terms of the original offer. Notes validly tendered and not withdrawn during the subsequent offering period will be purchased on the expected payment date of August 31, 2006. If the payment date is August 31, 2006,

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the purchase price will be approximately $1,031.67 per $1,000 principal amount of Notes purchased, including accrued interest.

         Holders who wish to have their Notes repurchased but wish to delay the date of repurchase may tender their Notes during the subsequent offering period which is scheduled to expire on August 28, 2006, instead of during the original offering period that expires on July 24, 2006. HOLDERS WHO HAVE TENDERED THEIR NOTES IN THE ORIGINAL OFFER BUT WISH TO INSTEAD HAVE THEIR NOTES PURCHASED AT THE END OF THE SUBSEQUENT OFFERING PERIOD SHOULD CONTACT THE PAYING AGENT, THE BANK OF NEW YORK TRUST COMPANY, N.A., ATTENTION: MS. DIANE AMOROSO, AT (212) 815-6331 OR BY FAX AT (212) 298-1915, BY 5:00 P.M., NEW YORK CITY TIME, ON JULY 26, 2006. The purchase price both for the original offer and for the subsequent offering period will be 101% of the aggregate principal amount of the Notes purchased, plus accrued and unpaid interest to the respective date of payment.

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell 13% Subordinated Notes. The offer is made solely by the Offer to Purchase, dated June 22, 2006, and the Subsequent Offering Period Offer to Purchase, dated July 24, 2006.


ABOUT NEENAH FOUNDRY COMPANY

         The Company manufactures and markets a wide range of iron castings and steel forgings for the heavy municipal market and selected segments of the industrial markets. Neenah is one of the larger independent foundry companies in the country, with substantial market share in the municipal and various industrial markets for gray and ductile iron castings and forged steel products.